Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Cloudera, Inc. (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Effective Time (as such term is defined in the Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018, by and among the Company, Hortonworks, Inc. and Surf Merger Corporation) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Peter Fenton
Name:	Peter Fenton
Date:	November 2, 2018